Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. ANNOUNCES THAT IT INTENDS TO REFINANCE A PORTION OF ITS EXISTING DEBT
WINSTON-SALEM, N.C. (Nov. 17, 2009) — Hanesbrands Inc. (NYSE: HBI) today announced that as part of its continued strategic capital management the company intends to refinance a portion of its existing debt to increase financial and operating flexibility.
Hanesbrands may elect to use the net proceeds from these financing transactions, which may include a registered debt offering, to repay all or a portion of its outstanding debt under its existing senior secured credit facility and its senior secured second-lien credit facility, as well as to pay fees and expenses related to these transactions.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The company would announce the commencement of any registered debt offering in a separate press release.
Hanesbrands Inc. is a leading marketer of everyday apparel essentials under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there and Wonderbra. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information about the company may be found on the Hanesbrands Internet Web site at http://www.hanesbrands.com.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding the proposed offering of securities and the anticipated use of proceeds therefrom. These forward-looking statements are made only as of the date of this report and are based on Hanesbrands’ current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or

Hanesbrands Inc. Announces that it Intends to Refinance a Portion of its Existing Debt — Page 2
implied by such forward-looking statements. These risks and uncertainties include the risks identified from time to time in Hanesbrands’ most recent Securities and Exchange Commission reports, including the 2008 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, registration statements, press releases and other communications. Hanesbrands undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, other than as required by law.
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